EXHIBIT 99.1

30DC, Inc. Announces Divestiture of Non-Core Assets, Management Changes, and Reduction in Annual Operating Cost

Chairman Appointed to Lead Strategic Expansion Strategy Focusing on 30DC's Digital Publishing Technology

$500,000 Reduction in Annual Operating Costs

New York, NY, August 25, 2015, 30DC, Inc. (OTCQB: TDCH), a provider of software tools for the monetization of digital content, announced that following an extensive review the company has made the strategic decision to focus on its core digital publishing solutions.  The company has completed the divesture of a portfolio of non-core assets and is focusing its resources and product development effort on its digital publishing technology.  Edward Dale, who has served as 30DC's chief executive officer ("CEO") since the company's inception, through a services contract with Marillion Partnership, has stepped down as CEO and will remain on the board of directors.  Henry Pinskier, the 30DC board chairman, has agreed to step in as interim CEO.

30DC's digital publishing technology supports the company's innovative MagCast Digital Publishing Platform, for which the company also offers related training courses and service offerings.  MagCast is aimed at enterprise, bloggers, writers and other creators of original content.   Tablet and smart phone penetration is driving the usage of digital magazines and other publications to reach target audiences through mobile applications or "apps."  Publishing software provider Adobe, Inc. estimated that digital content revenue will grow by five times from $275 million in 2012 to $1.4 billion in 2017.  The transition of advertising from print to digital is also revealed by the building importance of digital publications to advertisers.  The accounting firm Price Waterhouse Coopers estimated that digital consumer magazine advertising will more than double in value in five years, growing to $13.6 billion by 2019 from to $6.4 billion in 2014, and representing 37% of total global magazine advertising.  Focusing resources and product development in the market for digital publishing tools and services will afford 30DC the greatest opportunity to achieve long-term growth.

The non-core portfolio of assets, which consist primarily of Internet training and e-commerce tools and include The Challenge and Market Pro Max, were divested in two transactions.  For 30DC's fiscal year ending June 30, 2015 the company estimates total revenue from the divested businesses as approximately $335,000. The Challenge was sold to the Marillion Partnership ("Marillion") and Market Pro Max was sold to Netbloo Media, Ltd. ("Netbloo"), both of which had become significant shareholders in 30DC when these businesses were originally purchased by 30DC through the issuance of common stock.    The Marillion transaction included The Challenge, rights to the company's coaching and mentoring business, and affiliate marketing rights. Consideration for the Marillion transaction was the return of 10 million (10,000,000) common shares in 30DC.  The Netbloo transaction included Market Pro Max and a portfolio of e-commerce training courses.  Consideration for the Netbloo transaction was the return of 6,743,681 common shares in 30DC.   As a result of these two transactions, 30DC has reduced outstanding common shares from 76,853,464 to 60,109,783.  Following the transactions Marillion will hold 8,188,440 shares and Netbloo will hold 6,743,682 shares in 30DC.

Henry Pinskier, 30DC chairman and Interim CEO who joined the board in October 2012 and has been chairman since January 2013, commented that, "there is great opportunity in mobile digital publishing.  30DC's MagCast platform has been well received by content creators and has been among the top publishing platforms represented in Apple's iTunes store.  We believe it is timely to build on this success." Mr. Pinskier has agreed to serve as interim CEO until a permanent CEO is hired and has agreed to be compensated with 30DC shares and/or stock options.

To reflect the company's size after the divestitures, 30DC has reduced operating costs, including administrative support and professional contractors working with the company.  These savings in addition to the savings from the services contract with Marillion, through which Mr. Dale served as CEO, total in excess of $500,000 per year.

About 30DC, Inc.

30DC is a digital media solution provider.  The company's MagCast Mobile Publishing Platform is used for the creation of mobile digital magazine apps and facilitates the monetization of digital content through advanced marketing functions and features.  30DC delivers MagCast as 'software-as-a-service, compatible with Apple's iOS and Google's Android, the dominant mobile architectures for smart phones and tablets. Additionally, the company provides related training and services for MagCast users.  For addition information on 30DC, please download a corporate fact sheet: http://30dcinc.com/investors/news.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional information:

Greg Laborde. 30DC, Inc.

Phone: 212-962-4400 Ext 82

 E-mail: greg.laborde(at)30dcinc.com or visit http://www.30dcinc.com

Source: 30DC, Inc